Exhibit 19.1

Approved February 27, 2023

Teradyne, Inc.

INSIDER TRADING POLICY

This Insider Trading Policy (“policy”) applies to all directors, officers and employees of Teradyne, Inc. and its subsidiaries (the “Company”) as well as any consultants and independent contractors who have access to material, nonpublic information relating to the Company. This policy is designed to prevent insider trading or allegations of insider trading and to protect our reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. If you have any questions about this policy, please contact the Legal Department.

I. INTRODUCTION

Our Board of Directors has adopted this policy to prevent the misuse of confidential information about the Company as well as other companies with which the Company has a business relationship and to promote compliance with the securities laws.

U.S. federal and state securities laws prohibit the purchase or sale of a company’s securities on the basis of material, nonpublic information about that company. These laws also apply to the disclosure of material, nonpublic information to others who may trade. Violations of these laws can result in civil and criminal penalties. A company and its controlling persons may also be subject to liability if such a company fails to take reasonable steps to prevent insider trading by its personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The U.S. Securities and Exchange Commission (the “SEC”), the Financial Regulatory Authority (“FINRA”), the stock exchanges and other regulatory authorities are generally very effective at detecting insider trading. These regulatory authorities, along with government prosecutors, pursue insider trading violations vigorously. Cases have been successfully prosecuted against employees and others who have committed insider trading, even for relatively small trades, through foreign accounts or through family members and friends.

II. Scope of Policy

Persons Covered. This policy applies to all directors, officers and employees of the Company as well as any consultants and independent contractors who have access to material, nonpublic information relating to the Company.

The restrictions set forth in this policy also apply to:

•
your family members who reside with you;
•
anyone else who lives in your household;

•
any family members who do not live in your household but whose securities transactions are directed by you or who are subject to your influence or control (such as parents or children who consult with you before they trade in securities);
•
any person to whom you have disclosed material, nonpublic information; and
•
any entity that you control.

You are responsible for making sure that any transaction in securities executed or directed by you or such other affiliated person or entity listed above complies with this policy.

Securities Covered. The prohibition on insider trading in this policy is not limited to trading in shares of the Company’s common stock. It includes trading in the Company’s other securities (such as preferred stock, debentures, and bonds) and derivative securities. This policy also applies to trading in the securities of other companies, such as our customers or suppliers and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale of assets. Information that may not be material to the Company may nevertheless be material to those other companies.

Transactions in mutual funds, exchange-traded funds, index funds or other “broad basket” funds that own or hold the Company’s securities as one of many investments are not subject to this policy.

III. STATEMENT of Policy

No Trading on “Material, Nonpublic Information.” You may not trade in our securities, directly or indirectly, if you are aware of material, nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material, nonpublic information about that company that you obtained in the course of your employment with, or the performance of services on behalf of, the Company.

No Tipping. The Company has authorized only certain individuals to publicly release material, nonpublic information relating to the Company. You may not communicate material, nonpublic information to others (unless such disclosure is made in accordance with the Company’s policies regarding the authorized disclosure of such information. or recommend to anyone the purchase or sale of any securities when you are aware of material, nonpublic information. This practice, known as “tipping,” also may violate the securities laws and can result in civil and criminal penalties, even though you did not trade and/or gain any benefit from another’s trading.

No Exception for Hardship. The existence of a personal, financial emergency does not excuse you from compliance with this policy.

IV. Definition of Material, Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider the information important in making a decision to buy, hold or sell securities. Information expected to affect the Company’s stock price, whether positive or negative, should be considered material.

Common examples of information that will frequently be regarded as material are:

•
projections of future earnings or losses or other earnings guidance;
•
earnings or losses that are significantly higher or lower than generally expected by the investment community;
•
a pending or proposed merger, acquisition, tender offer, or an acquisition or disposition of significant assets;
•
a change in senior management, the Board of Directors or other major changes in personnel;
•
major events regarding the Company’s securities, including the declaration of a stock split or the offering of additional securities;
•
severe financial liquidity problems;
•
actual or threatened major litigation, or the resolution of such litigation;
•
new major contracts, orders, suppliers, customer or financing sources, or the loss of any of them;
•
significant cybersecurity breaches; and
•
important product developments.

Other types of information may also be material; no complete list can be given.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Information is considered to be available to the public only when it has been broadly disseminated to the marketplace (for example, by means of a filing with the SEC, such as a Form 8-K or other periodic report, a press release or a publicly accessible conference call) and enough time has elapsed to permit the investing public to absorb and evaluate the information. As a general rule, information is considered “nonpublic” after the completion of the first full trading day after the information has been broadly disseminated.

Whether a particular item is “material” or “nonpublic” will be judged with the benefit of hindsight. Persons with any questions as to whether information may be considered “material” and “nonpublic” should contact the Company’s Legal Department.

V. Transactions under COMPANY Benefit Plans

This policy does not apply to transactions under our benefit plans, except as noted below:

•
Stock Option Exercises. This policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a “cashless exercise” of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise. Therefore, “cashless exercises” which include a sale of securities are subject to the restrictions set forth in this policy.

•
Vesting of Awards. This policy’s trading restrictions do not apply to the vesting of stock options, restricted stock or restricted stock units (“RSUs). Any sale of securities in connection with such vesting, including any sale of shares by the Company to satisfy the employee’s tax obligations in connection with the vesting of RSUs, are subject to the restrictions set forth in this policy. However, if you have properly entered into a Rule 10b5-1 trading plan (as described below) for such sales, such sales will comply with this policy.

VI. Transactions not Involving a Purchase or Sale

Bona fide gifts of securities are subject to the trading restrictions specified under the heading, “Blackout Periods” of this policy as well as the pre-clearance obligations of this policy. Bona fide gifts of securities are not otherwise subject to this policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities at a time when the transferor or transferee is aware of material, nonpublic information.

VII. Rule 10b5-1 TRADING Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense to allegations of insider trading liability. To be eligible to rely on this defense, a person must buy or sell securities pursuant to a plan that meets all applicable legal requirements of Rule 10b5-1 (a “Rule 10b5-1 Trading Plan”). Transactions that comply with an approved Rule 10b5-1 Trading Plan are permitted under this policy. All executive officers and directors are subject to our Rule 10b5-1 Trading Plan Policy.

In general, a Rule 10b5-1 Trading Plan must be entered into at a time when the person is not aware of any material, nonpublic information and may not be entered into during a “blackout period.” The Rule 10b5-1 Trading Plan must specify the amounts and prices of securities to be purchased or sold as well as the dates on which the purchases or sales are to be made ahead of time (or include a written formula for determining such information) or delegate discretion on these matters to an independent third party. Once the Rule 10b5-1 Trading Plan is adopted, the person must not exercise any influence over how, when or whether to trade any securities that are subject to the Rule 10b5-1 Trading Plan.

The Rule 10b5-1 Trading Plan must be reviewed and approved by the Legal Department prior to your establishment of the Rule 10b5-1 Trading Plan. The Rule 10b5-1 Trading Plan should include a waiting period between your entry into your Rule 10b5-1 Trading Plan and the first possible transactions under the plan. If you are not an executive officer or director, this waiting period must be at least 30 days. If you are an executive officer or director, this waiting period must expire on the later of (i) 90 days following adoption of the plan or (ii) 2 business days after the filing of the Company’s Form 10-K or Form 10-Q that includes financial results for the quarter during which the plan was adopted, subject to a maximum waiting period of 120 days after adoption of the plan. The waiting period is required by law and is designed to minimize the risk that a claim will be made that you were aware of material, nonpublic information when you entered into the Rule 10b5-1 Trading Plan. Trades under a Rule 10b5-1 Trading Plan may occur during a quarterly or special blackout period.

No person entering into a Rule 10b5-1 Trading Plan may have a separate Rule 10b5-1 Trading Plan outstanding, except a person may (i) use multiple brokers to effect transactions that, when taken together, satisfy Rule 10b5-1, (ii) maintain another Rule 10b5-1 Trading Plan so long as transactions under the later-commencing plan cannot begin until after all transactions under the earlier-commencing plan have been completed or expire without completion and the applicable waiting period is satisfied treating the termination of the earlier-commencing plan as the date of adoption of the later-commencing plan, or (iii) adopt a second plan that allows only sales that are necessary to satisfy tax withholding obligations that arise from the vesting of a compensatory award and such person does not exercise control over the timing of such sales.

No person may adopt a Rule 10b5-1 Trading Plan that contemplates only a single transaction if such person had adopted a plan contemplating only a single transaction within the prior 12 months. A single trade 10b5-1 plan is a plan designed to effect an open market purchase or sale of the total amount of stock in a single transaction. A plan will not be treated as a single transaction plan if, for example, the plan gives the broker discretion over whether to execute the plan as a single transaction, or provides that the broker’s future trading acts will depend on events or data, such as future stock prices, not known at the time the plan is entered into and it is reasonably foreseeable at the time the plan is entered into that the plan might result in multiple trades.

Amendments, suspensions and terminations of a Rule 10b5-1 Trading Plan will be viewed in hindsight and could call into question whether the Rule 10b5-1 Trading Plan was entered into, amended, suspended or terminated in good faith. As a result, amendments, suspensions and terminations of Rule 10b5-1 Trading Plans require pre-approval by the Legal Department. In addition, in the event of any modification or change to the amount, price or timing of a trade under a Rule 10b5-1 Trading Plan, a new waiting period as described in the previous paragraph will be required between such modification or change and the first possible transaction under such modified plan or a new plan.

VIII. SPECIAL AND PROHIBITED TRANSACTIONS

There is a heightened legal risk and the appearance of improper or inappropriate conduct if the Company’s directors and officers engage in certain types of transactions, even in circumstances where he or she may not be aware of any material, nonpublic information. Therefore, these individuals may not engage in any of the following transactions:

•
Short sales. Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. A “short sale against the box” is generally a short sale involving a security that the seller owns but does not deliver to the purchaser. Short sales and “short sales against the box” of the Company’s securities are prohibited by this policy.

•
Publicly-traded options. Given the relatively short term nature of publicly-traded options, transactions in options may create the appearance that a director or officer is trading based on material, nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy.

•
Hedging transactions. Hedging transactions can be accomplished through a variety of mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds that are designed to reduce or eliminate the market price risk associated with the ownership of the reference security. Such hedging transactions may permit the holder of the Company’s equity securities to continue to own them without the full risks and rewards of ownership. When that occurs, the director or officer may no longer have the same objectives as the Company’s other stockholders, and therefore are prohibited from engaging in any such transactions.

•
Margin accounts and pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without consent by the broker if an individual fails to meet a margin call or by the lender in foreclosure if an individual defaults on the loan. Because a margin or foreclosure sale that occurs when an individual is aware of material, nonpublic information or otherwise are not permitted to trade would violate this policy, directors and officers are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.

IX. Post-Termination Transactions

This policy continues to apply to your transactions in the Company’s securities even after you have terminated employment or other services to the Company as follows: if you are aware of material, nonpublic information when your employment or service relationship terminates, you may not trade in the Company’s securities until that information has become public or is no longer material. You may contact the Legal Department prior to and after you have terminated employment or your services to the Company regarding the trading of the Company’s securities in compliance with this policy.

X. Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company from the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

XI. Personal Responsibility

You should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with you. Violating the insider trading laws can result in civil and criminal sanctions. Moreover, if you violate this policy, the Company may take disciplinary action against you.

XII. Company Assistance

Your compliance with this policy is of the utmost importance both for you and for the Company. If you have any questions about this policy or its application to any proposed transaction, you may obtain additional guidance from the Legal Department. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and violations carry severe consequences.

XIII. BLACKOUT PERIODS

To help prevent inadvertent violations of the federal securities laws and to avoid the appearance of trading on the basis of material, nonpublic information, the Company has established trading blackout procedures. These additional procedures apply to directors, executive officers, as appointed by the Board of Directors, and other designated individuals who have access to material, nonpublic information relating to the Company. The Legal Department will notify you if you are subject to these additional procedures.

Quarterly Trading Restrictions. The persons designated by the Legal Department as subject to this restriction, as well as their family members subject to this policy, others that live in their households and entities that they control, may not conduct any transactions involving our securities (other than as specified by this policy), during a “Blackout Period” beginning 14 days prior to the end of each fiscal quarter and ending twenty-four (24) hours following the date of the public release of our earnings results for that quarter. In other words, these designated persons may only conduct transactions in securities during the “Window Period” beginning at the end of the twenty-four (24) hours following the public release of the Company’s quarterly earnings and ending 15 days prior to the close of the next fiscal quarter.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a limited group of directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Legal Department may not trade our securities. In addition, our financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Legal Department, designated persons should refrain from trading in our securities even sooner than the typical Blackout Period described above. In that situation, the Legal Department may notify these persons that they should not trade in our securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be communicated widely within the Company, and should not be communicated to any other person. Even if the Legal Department has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material, nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which the policy does not apply, as described in the policy under the heading “Transactions Under Company Benefit Plans.” Further, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Trading Plans, described under the heading “Rule 10b5-1 Trading Plans.”

XIV. PRE-CLEARANCE FOR EXECUTIVE OFFICERS AND DIRECTORS

To help prevent inadvertent violations of the federal securities laws and to avoid the appearance of trading on the basis of material, nonpublic information, the Company has established pre-clearance procedures for executive officers, as appointed by the Board of Directors, and directors.

Executive officers and directors, as well as their family members that live in their households and entities that they control, may not engage in any transaction in our securities without first obtaining pre-clearance of the transaction from the Legal Department. A request for pre-clearance should be submitted to the Legal Department in advance of the proposed transaction. The Legal Department is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in our securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material, nonpublic information, and should describe fully those circumstances to the Legal Department. The requestor also should confirm that he or she will be in compliance with the Company’s stock ownership guidelines as a result of the planned transaction. The Legal Department will assist executive officers and directors in preparing and filing a Form 4 for the transaction and to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. Advance notice of the transactions allows us to complete these filings on a timely basis.

This pre-clearance requirement does not apply to transactions conducted pursuant to approved Rule 10b5-1 Trading Plans, described under the heading “Rule 10b5-1 Trading Plans.”

Effective: February 27, 2023